EXHIBIT 99.1
BioTime, Inc. to Raise $9 Million in Registered Direct Offering

ALAMEDA, Calif., June 3, 2013 – BioTime, Inc. (NYSE MKT:  BTX) today announced that it has agreed to sell up to an aggregate of 2,180,016 common shares and 545,004 warrants to purchase common shares, in “units” with each unit consisting of one common share and one-quarter of a warrant, at an offering price of $4.155 per unit.  BioTime expects to receive gross proceeds of $9,057,966.48 from the sale of the common shares and warrants.  The price per unit was based upon the volume weighted average closing price of BioTime common shares in the NYSE MKT for the ten trading days ending May 24, 2013.  The warrants will have an initial exercise price of $5.00 per share and will be exercisable during the five year period beginning on the date of issuance.

BioTime will pay OBEX Securities, LLC and certain other participating broker-dealers a fee in the amount of 5% of the aggregate purchase price of the units purchased by investors introduced to us by them.

BioTime intends to use the net proceeds from the offering for working capital and other general corporate purposes, and may invest a portion of the proceeds in one or more of its subsidiaries, including funding of the expansion of the LifeMap Sciences, Inc. product development and research programs.

The common shares and warrants described above and the shares issuable upon exercise of the warrants are being offered and sold pursuant to a prospectus supplement dated as of June 3, 2013, which has been filed with the Securities and Exchange Commission (“SEC”) in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-183557), which became effective on September 7, 2012, and the base prospectus dated September 7, 2012.  Copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at http://www.sec.gov.

The sale of the common shares and warrants is expected to close on June 6, 2013, subject to the satisfaction of customary closing conditions.

As a condition to the sale of the shares and warrants, BioTime is also entering into an Option Agreement with each of the investors who have agreed to purchase BioTime common shares and warrants in the offering described above.  Under the Option Agreement each investor will have the option, for a period of up to three years, to purchase a number of shares of common stock that BioTime holds in its subsidiary LifeMap Sciences, Inc., equal to the number of warrants purchased by the investor under the Stock and Warrant Purchase Agreement.  The options to purchase shares of LifeMap Sciences common stock may be exercised at a price of $4.00 per share in lieu of exercising the warrants to purchase BioTime common shares.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described above, nor shall there be any sale of any such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime develops and markets research products in the fields of stem cells and regenerative medicine, including a wide array of proprietary PureStem™ cell lines, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (formerly known as HyStem®-Rx), a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-Dx™ currently being developed for the detection of cancer in blood samples. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's subsidiary LifeMap Sciences, Inc. markets GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap Sciences also markets BioTime research products and PanDaTox, an innovative, recently developed, searchable database that can aid in the discovery of new antibiotics and biotechnologically beneficial products.  Asterias Biotherapeutics, Inc. is a new subsidiary being used to acquire the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment for the development of new therapeutic products for regenerative medicine.  BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

To receive ongoing BioTime corporate communications, please click on the following link to join our email alert list: http://news.biotimeinc.com

Contact:

BioTime, Inc.
Robert Peabody
Sr. VP & CFO
510-521-3390, ext 302
rpeabody@biotimemail.com

or

Judith Segall
510-521-3390, ext 301
jsegall@biotimemail.com